Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-179831) of First Industrial, L.P. of our report dated February 28, 2013 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, and our report dated February 28, 2013 relating to consolidated financial statements of First Industrial Pennsylvania, L.P., which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 28, 2013